Exhibit 99.1

Buda Juice Announces Full Exercise of Underwriters’ Over-Allotment Option in Connection with Initial Public Offering

UltraFresh™ juice maker’s IPO demand supported full “green shoe” exercise, increasing gross proceeds to approximately $23.0 million

Dallas, TX, Jan. 22, 2026 – Buda Juice, Inc. (NYSE American: BUDA), $BUDA, pioneer of the new UltraFresh™ juice category for the supermarket fresh produce department with its cold-crafted, UltraFresh™ citrus juices, today announced that the underwriter of its initial public offering (the “Offering”) has exercised in full its 15% over-allotment option, resulting in the issuance of an additional 399,999 shares of common stock. Including the over-allotment shares, Buda Juice sold a total of 3,066,666 shares of common stock at a public offering price of $7.50 per share, generating gross proceeds of approximately $23.0 million, before deducting underwriting discounts and offering expenses. The Offering has now closed. The Company’s shares began trading on the NYSE American exchange under the symbol “BUDA” on January 8, 2026.

Horatio Lonsdale-Hands, Chief Executive Officer and Co-Founder of Buda Juice, commented:

“The successful closing of our initial public offering, including the full exercise of the underwriters’ over-allotment option, marks a defining moment in Buda Juice’s evolution and reflects the confidence investors have in our UltraFresh platform, our disciplined operating model and the growing demand we see from both consumers and retail customers.

“We built Buda to solve a fundamental challenge in the beverage industry by delivering truly fresh juice at retail scale, and this milestone gives us the capital, visibility and flexibility to accelerate that vision. As a profitable business with a clear growth strategy, we are focused on extending our geographic reach, expanding our branded portfolio and scaling our white label platform in a way that we believe will drive sustainable, long term value creation for our shareholders. This milestone accelerates our ability to bring UltraFresh to more consumers, more retailers and more markets, and we believe it marks the beginning of a much larger growth story for Buda Juice.”

A Large Market Opportunity Ready for Disruption

Buda is addressing a large and growing opportunity within the U.S. juice and beverage market, which exceeds $55 billion annually. As consumers increasingly seek clean label, minimally processed products, the category has remained dominated by shelf stable and heavily processed offerings. Buda believes this disconnect has created a meaningful opportunity for a truly fresh alternative designed specifically for grocery retail environments.

With a proven, profitable operating model and strong retail validation, the Company believes it is well positioned to help redefine how fresh juice is produced, merchandised and scaled.

A Clear and Defensible Differentiation in Fresh

Unlike products labeled as fresh that rely on pasteurization, expensive high pressure processing or extended shelf life techniques, Buda delivers UltraFresh products through a continuous 35°F cold chain from fruit to shelf. This approach preserves authentic taste and nutrient quality while providing an 8 to 12 day shelf life that fits seamlessly into existing retail distribution models.

Buda products are merchandised in the fresh produce section, where consumers already expect freshness and quality. Placement alongside fresh fruits and vegetables reinforces the UltraFresh positioning, engages health focused shoppers and allows retailers to leverage existing produce department infrastructure and labor. This strategic placement differentiates Buda Juice from traditional refrigerated and shelf stable beverages and supports strong product velocity without adding operational complexity.

Positioned for the Next Phase of Growth

With the completion of its initial public offering, Buda plans to accelerate its growth strategy by expanding distribution of its branded products, entering new geographic markets and scaling its white label platform with retail customers. Buda believes its UltraFresh cold chain platform provides a strong foundation to grow efficiently while maintaining the quality and freshness that define the brand.

MDB Capital acted as the underwriter of the offering.

A registration statement on Form S-1 (File No. 333-289874) (the “Registration Statement”) relating to these securities was filed with the Securities and Exchange Commission (the “SEC”) and was declared effective on January 7, 2026. The Offering was made only by means of a prospectus, forming part of the effective registration statement. A copy of the final prospectus related to and describing the terms of the Offering may be obtained from MDB Capital, 14135 Midway Road, Suite G-150, Addison, TX 75001, or via email at community@mdb.com or telephone at (945) 262-9010. In addition, the final prospectus relating to the Offering may be obtained via the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, any securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful.

About Buda Juice

Buda Juice is pioneering the UltraFresh juice category through an end-to-end cold chain platform that delivers always-cold, freshly crafted juices, lemonades, and wellness shots to grocery retailers. We provide a turnkey alternative to shelf-stable beverages and in-store juicing, enabling retailers to offer truly fresh, safe juice without added infrastructure or operational complexity. Our continuous 35°F cold chain from fruit to shelf delivers clean-label products with an 8 to 12-day shelf life that preserves authentic taste and nutrient quality while enabling efficient retail distribution.

Buda Juice is expanding its branded portfolio, entering new geographic markets and scaling a growing white-label platform that delivers meaningful cost savings and fresh category differentiation for retail customers.

Forward Looking Statements

This press release contains forward-looking statements. Forward-looking statements are not historical facts and include statements regarding the company’s plans, objectives, expectations and intentions. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in the forward-looking statements. Many such risks and uncertainties are beyond the control of the company, including those discussed in the Risk Factors section of the company’s registration statement for the initial public offering, which is available on the SEC’s website, www.sec.gov. The company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

Investor/Press Contact:

Brian S. Siegel, IRC®, M.B.A.

Senior Managing Director

Hayden IR - Chicago

(346) 396-8696 (o)

brian@haydenir.com

www.haydenir.com